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                                                                   EXHIBIT 10.08


May 30, 2001


Mr. Mark O'Leary

Dear Mark:

This letter confirms the specific details of your transition and separation from Excite@Home, and is consistent with the terms of the Executive Retention and Separation Agreement letter dated May 15, 2001 (attached).

     1. Separation. Your separation date and last day of employment with the Company will be July 15, 2001. Between now and July 15, 2001, you will work on projects at my direction, and will develop and implement a transition plan for your current responsibilities. You and I will meet regularly to review project status and transition. You agree to perform these assignments with the highest degree of professionalism.

     2. Vacation. As a section 16b executive officer, at the point of your separation you will have a zero vacation balance.

     3. Severance Benefits. Conditioned on your execution of a full release and waiver of claims including a waiver of the Executive Severance and Retention Agreement (the "Agreement"), you will be entitled to the following benefits:

  . Salary through the Separation Date paid according to regular payroll practices;

  . Twelve months of paid base salary continuation from July 16, 2001, through July 15, 2002, according to regular payroll practices;

  . Medical, dental and vision coverage will be provided to you at company expense under the standard terms of COBRA for a period of twelve months after your separation date, provided that you are not eligible for benefits from a new employer. In the event that you become covered under another employer's group health plan, you will promptly notify the Senior VP Human Resources in writing and the Company will cease COBRA coverage. After the period of company paid COBRA benefits, you will have the option of continuing your COBRA coverage at your own expense through the maximum COBRA coverage period of eighteen months from your separation date, subject to the standard terms of COBRA. If you still require medical, dental and vision coverage after the eighteen month period and are still not eligible for benefits under a new employer, then you will have the option of securing alternate coverage that provides for equivalent benefits. Regarding alternate coverage, should your costs to purchase equivalent benefits coverage be above the company's COBRA rates then in effect, the company will reimburse any additional costs above the COBRA. The medical, dental and vision benefits you are eligible to receive under COBRA are identical to the benefits provided to Excite@Home employees. For life and disability insurance, we will reimburse the cost of an individual policy that provides equivalent coverage for a period of 12 months from your separation date;
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  .  Stock Options. All outstanding stock option grants will continue to vest and remain exercisable for a period of twelve (12) months from your separation date of July 15, 2001. Effective July 14, 2002, your vesting will stop and you will have 90 days to exercise any vested options;

These benefits are subject to your performance of transition duties through the Separation Date, and the execution of a full release and waiver agreement, including a non-compete agreement and one-year non-solicitation of Excite@Home employees.

     4. Confidentiality. The provisions of our agreement will be held in strictest confidence by you and the Company and will not be disclosed except that you may disclose this Agreement to your immediate family; both you and the Company may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,


By:__________________________________________
       Patti Hart


AGREED:


_____________________________________________       Dated:______________________
       Mark O'Leary